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                                                                 EXHIBIT 10.11

                              CALYPTE BIOMEDICAL
                                  MEMORANDUM

Date:    April 22, 1996
To:      Jack Davis
From:    Bill Boeger
Copy:    John DiPietro
Subject: Relocation Assistance
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I want to summarize the decision of the Calypte Board of Directors at its
February 13th meeting with regard to assistance in your relocation from Connecticut to California. Based upon the decision of the Board, Section 5 of your Employment Agreement dated April 10, 1995 would be eliminated in its entirety and replaced with the following:

    Section 5. Moving Expenses. Executive shall be reimbursed for actual out-of-pocket moving expenses in connection with the relocation of the Executive and his family. Such expenses shall include all costs associated with the sale of the Executive's house in Connecticut, including real estate commissions, closing costs and legal fees, as well as the costs associated with the purchase of a new residence in California such as mortgage points, loan fees, legal fees and inspection fees; provided, however, that the total of such moving expenses paid by the Company shall not exceed $150,000 prior to "grossing up" for taxes. In addition, Executive shall be reimbursed for reasonable costs of moving personal property from Connecticut to California.

Please give me a call if you have any questions.